Exhibit 10.2

REVISED

February 5, 2002

Robert DeRodes

252 Smokerise Trace

Peachtree City, GA 30269

Dear Bob,

This will confirm The Home Depot, Inc.’s offer and your acceptance of employment effective February 25, 2002 in the position of Executive Vice President - Information Technology and Chief Information Officer, reporting directly to me.  Your initial base annual salary will be $550,000, payable in equal bi-weekly installments.  Your first salary review will be held in April of 2003, with salary reviews held annually thereafter.

In addition to your base salary, you will participate in the Management Incentive Program which provides an annual incentive target of up to 100% of your base salary, based upon achieving established goals.  We will guarantee a full incentive payment of 100% of your base salary in the amount of $550,000, payable no later than April 15, 2002, less bonus, if any, paid by your former employer for 2001.  Additionally, we will guarantee a full incentive payment of 100% of your base salary for fiscal year 2002, payable in  2003.  To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

In addition to the compensation outlined above, we will give you a cash payment of $150,000.   This will be payable to you in July of 2002, to cover the estimated value of a restricted share grant that you will forfeit with your previous employer.

You will also participate in the Long-Term Incentive Plan (LTIP), which provides an incentive target of 75% of your base salary.  This plan’s payout is based on a three-year performance period and a new three-year performance period begins every year.  Upon hire you will receive the plan documents explaining this plan.

At the next meeting of The Home Depot, Inc. Compensation Committee following the commencement of your employment, you will receive a grant of 220,000 non-qualified stock options exercisable in accordance with the 1997 Omnibus Stock Option Plan, a copy of which is enclosed for your information.  Twenty-five percent of the stock options will become exercisable on the second, third, fourth, and fifth anniversaries of the grant date.  Expiration of all stock options will be the earlier of ten years from the grant date or termination of employment.  The issuance of stock options is a continuing pattern in our company; you will be reviewed in April 2003 for additional stock option grants and in the years to come, beyond what is being offered in this letter.

Also, at the next meeting of The Home Depot, Inc. Compensation Committee following the commencement of your employment, you will receive a grant of 70,000 shares of restricted stock in accordance with the 1997 Omnibus Stock Option Plan.  The restrictions on 25,000 of the shares will lapse on each of the first and second anniversaries of the grant date, the restrictions on 10,000 shares will lapse on each of the third and forth anniversaries of the grant date, and the shares will be yours, free and clear of restrictions.

In addition to the above stock option grant, you will be eligible to participate in The Home Depot Employee Stock Purchase Plan.  The plan affords you the opportunity to purchase Home Depot stock at a 15% discount through payroll deductions.  See the enclosed brochure for a detailed explanation of the plan.

You will also be eligible to participate in The Home Depot Nonqualified Deferred Compensation Program.  This plan affords you the opportunity to defer up to fifty percent of your base salary and up to one hundred percent of your annual management incentive payment into the plan.  Upon hire you will receive the plan document explaining this plan.

The Home Depot offers an extensive benefits program for our associates and their dependents.  The insurance coverages begin on your employment date with the Company.  After one year of service, you are also eligible to participate in The Home Depot FutureBuilder, a 401(k) and Stock Ownership Plan.  For full details on our various benefits, please review the enclosed benefits summary.

In addition to the standard benefits package for salaried associates, as an officer of the Company, you will receive an additional $250,000 Death Benefit Only insurance policy.  You are also able to participate in the Supplemental Executive Choice Program.  Under this program you will receive an annual supplemental benefit allowance of $25,000.  This amount will be grossed up for income tax purposes.  You can use this annual allowance to purchase additional disability or life insurance benefits, personal excess liability insurance, or you can use it to reimburse yourself for financial services or health care expenses not covered under our standard health plans.  Additionally, you will be eligible to participate in a new leased car program that we are in the process of implementing.  Upon hire you will receive your personalized Supplemental Executive Choice Program package for enrollment in this plan.

Our standard vacation policy will be waived and you will be entitled to five weeks of vacation during each anniversary year of employment with Home Depot.  Should you leave the employment of the Company at any time you will be paid for unused vacation strictly in accordance with Home Depot’s standard vacation policy.

You agree that you shall not, without the prior express written consent of an officer of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company during the course of your employment with the Company.  Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation.  The provisions of this paragraph shall apply to you and your immediate family.

You have stated that you have not agreed to and are not subject to any covenant not to compete with any prior employer.  You understand that it is not the intention of Home Depot to receive or obtain any trade secrets of others.  Accordingly you agree that you will not disclose or use during the period of your employment with Home Depot any proprietary information or confidential information which you may have acquired because of employment with an employer other than Home Depot.  Further, you agree that you will not bring Home Depot any documents in any form containing proprietary or confidential information from a prior employer.

In the event your employment with Home Depot is terminated for any reason, you agree not to disclose any Home Depot proprietary or confidential information to any future employer or third party or to take copies in any form of any documents containing such information.

By accepting this offer you acknowledge that you will be exposed to Company materials which are proprietary and confidential in nature and/or which constitute trade secrets, and, further, that you will receive training in the Company’s various merchandising, operations, financial, and/or other business processes.  You further acknowledge that such proprietary and confidential information, including trade secrets and human resources and other business processes, are utilized by the Company throughout the entire United States.  Consequently, you agree that you will not, for a period of thirty-six (36) months subsequent to your termination from Home Depot, regardless of the reason for the termination, enter into or maintain an employment or contractual relationship, either directly or indirectly, with any company or entity engaged in any way in a business that competes directly or indirectly with Home Depot, its parents, subsidiaries, affiliates or related entities (collectively referred to as the “Company”), in the United States without the prior written consent of the Company.  Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries affiliates, assigns, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Hechinger Investment Company, Inc. (including, but not limited to, Home Quarters, Hechinger, and Builder’s Square); Sears (including, but not limited to, Orchard Supply and Hardware Company); Wal-Mart; Home Base, Inc; and Menard, Inc.

In the event you wish to enter into any relationship or employment prior to the end of the above referenced thirty-six  (36) month period which may be covered by the above non-compete provision, you agree to request written permission from the Executive Vice President, Human Resources of the Company prior to entering any such relationship or employment. The Company may approve or not approve of the relationship or employment in its absolute discretion.

You agree that prior to the end of the thirty-six (36) month period stated above that you will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Executive Vice President, Human Resources of the Company.

If you accept Home Depot’s offer of employment, and Home Depot notifies you of its intention to terminate your employment involuntarily and without cause subsequent to your written acceptance of this employment agreement, you will receive, in exchange for your execution of a general release in a form acceptable to Home Depot’s legal counsel, twelve (12) months base salary continuation, target incentive, and medical coverage during the period of salary continuation.  In this circumstance, all unvested stock options from the initial grant of 220,000 non-qualified stock options will vest immediately and all restrictions on the initial grant of 70,000 shares of restricted stock shall lapse immediately.  During the twelve (12) months of salary continuation, outstanding options other than the initial grant referenced above will continue to vest and restrictions on outstanding restricted shares will continue to lapse.  You will not receive any additional stock option or restricted stock grants during the twelve (12) months salary continuation period.  You will have 90 days from the end of  the salary continuation period to exercise any options that are vested at that time.

You will not be entitled to receive these payments and benefits, or any other type of payment or benefit, if you voluntarily resign from Home Depot, regardless of when or why you have resigned from your employment.  You also are not entitled to receive these payments or benefits, or any other type of payment or benefit, if you terminated from Home Depot “for cause.”  Termination “for cause” includes, but is not limited to, termination for:

•             Violation of the Company’s Respect Policy

•             Harassment of or discrimination against associates, customers, or vendors

•             Unethical conduct (including, but not limited to, accepting bribes, disclosure of confidential information, etc.)

•             Falsification of Company records or documents

•             Violation of the Company’s Conflict of Interest policy

•             Theft

•             Failure to meet the Company’s performance expectations or standards that are communicated to you during your performance reviews.  In the event the Company determines that you are not meeting its performance expectations or standards, you will be notified of the specific performance issues in writing and provided a reasonable period of time (not less than 90 days) to correct such issues

•             Failure to accept a reassignment or restructured role within the Atlanta Metropolitan area, provided the new role has an equivalent base salary,  maintains the Executive Vice President title and reports to the Chief Executive Officer

•             Violation of the Company’s Mutual Attraction policy

•             Violation of the Company’s Substance Abuse policy

If you terminate your employment with Home Depot for “good reason,” you will be entitled to the same benefits that you would be entitled to if you were involuntarily terminated by the Company without cause, subject to the same terms and conditions.  “Good reason” shall mean, without your consent:

•             Your assignment or restructured role outside the Atlanta Metropolitan area

•             Your assignment or restructured role with a decrease in base salary

•             Your assignment to a position other than Executive Vice President , or a position that does not report to the Chief Executive Officer

You must give at least 30 days written notice if you wish to terminate your employment for good reason.

As a condition of employment, you must take and pass a drug test.  A positive test will result in the denial of your employment.  Testing must be done within 48 hours from the receipt of this letter.  Enclosed is information regarding your test.

This employment agreement does not obligate the Company to continue your employment for any specified period of time, subject to the termination “without cause” and “good reason” provisions outlined above.

We are pleased to welcome you to the Home Depot family.  I have enclosed a copy of this letter for your records.  Please sign, date and return the original to me.

Sincerely,

/s/ Robert L. Nardelli

Robert L. Nardelli
Chairman, President & CEO

Enclosures

pc:           Dennis Donovan

                Carol Tomé

                DeWayne Truitt

I accept this offer of employment.

/s/ Robert DeRodes	2/7/02
Robert DeRodes	Date